Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of July 25, 2012 by and among Accredited Members Holding Corporation, a Colorado corporation (“AMHC”), AMHC Merger Corp., a Colorado corporation and wholly-owned subsidiary of AMHC (“Merger Sub”), and Hangover Joe’s, Inc., a Colorado corporation (“HOJ”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.1 hereof.

WHEREAS, the Board of Directors of HOJ (“HOJ Board”) has unanimously (a) determined that it is in the best interests of HOJ and its stockholders, and declared it advisable, to enter into this Agreement with AMHC and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the stockholders of HOJ;

WHEREAS, the Board of Directors of AMHC (the “AMHC Board”) has determined that the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of common stock, par value $0.001 per share, of AMHC (“AMHC Common Stock”) to the stockholders of HOJ pursuant to the terms of the Merger (the “Share Issuance”), is consistent with and in furtherance of the long-term business strategy of AMHC and fair to, and in the best interests of, AMHC and its stockholders;

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Business Corporation Act (the “CBCA”), at the Effective Time, (a) Merger Sub will merge with and into HOJ (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and HOJ will continue its corporate existence under the CBCA as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 2:00 p.m., Mountain time, on July 24, 2012, or as soon thereafter as may be agreed upon by the parties, but in any event as soon as practicable after the conditions to Closing set forth in Article 6 hereof are met.  The Closing shall be held at the offices of Burns Figa & Will, PC, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO, 80111, unless another place is agreed to by the parties hereto.

1.3  Effective Time.  Subject to the provisions of this Agreement, at the Closing, HOJ, AMHC and Merger Sub will cause Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CBCA.  The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by HOJ and AMHC in writing and specified in the Articles of Merger in accordance with the CBCA (the effective time of the Merger being referred to herein as the “Effective Time”).

1.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CBCA.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of HOJ and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of HOJ and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5  Articles of Incorporation; By-laws.  At the Effective Time, (a) the articles of incorporation of HOJ as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of HOJ as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

1.6  HOJ Directors and Officers.  The directors and officers of HOJ immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

1.7  AMHC Directors.  The parties agree and acknowledge that at Closing the AMHC Board shall be expanded to three members, David Lavigne will resign his position, and Michael Jaynes and Michael Malm will each be appointed to fill the two vacancies, such that immediately after the Closing the AMHC Board will consist of JW Roth, Michael Jaynes and Michael Malm.

1.8  Related Transactions.  During the 5 Business Days after the Effective Time, AMHC shall sell its three subsidiaries (Accredited Members, Inc., AMHC Managed Services, Inc., and World Wide Premium Packers, Inc.) to Accredited Members Acquisition Corp., a Colorado corporation controlled by David Lavigne and JW Roth.

1.9  Name.  As promptly as practicable following the Effective Time, AMHC shall change its name from “Accredited Members Holding Corporation” to “Hangover Joe’s Holding Corporation” and its ticker symbol from “ACCM” to a new ticker symbol that reflects its new name and is mutually agreed upon by the parties hereto.  AMHC shall take any and all actions that are reasonably necessary, proper or advisable to effect such changes including, without limitation, preparing, executing and delivering such agreements, registrations, applications, amendments, approvals, certifications and other documents as may be necessary to effect such name change and symbol change with Secretaries of State, the SEC, other Governmental Authorities and the Financial Industry Regulatory Authority.  Notwithstanding the foregoing, AMHC shall retain the rights to the name “Accredited Members Holding Corporation” and may take any and all actions that AMHC deems necessary, proper or advisable to retain such rights.

1.10  No Registration Statement.   AMHC does not intend to file a registration statement to register the issuance or resale of the AMHC Common Stock to be delivered to the holders of shares of HOJ Common Stock as the Merger Consideration.  The holders of shares of HOJ Common Stock must accept the AMHC Common Stock for investment purposes only, without a view toward further distribution thereof, and may only be transferred pursuant to an exemption from the registration thereof under applicable federal and state securities Laws, including (without limitation) the provisions of Rule 144(i) promulgated under the Securities Act.

ARTICLE 2
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1  Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of AMHC, Merger Sub or HOJ or the holder of any capital stock of AMHC, Merger Sub or HOJ:

(a)
Cancellation of Certain HOJ Common Stock.  Each share of HOJ Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by AMHC, Merger Sub or HOJ (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries (if any) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)
Conversion of HOJ Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.1(a)) will be converted into the right to receive the number of shares of AMHC Common Stock (the “Merger Consideration”) equal to the Exchange Ratio.  The “Exchange Ratio” shall be equal to the number of Shares outstanding immediately prior to the Effective Time divided by the total number of shares of AMHC Common Stock to be issued as the Merger Consideration.  The AMHC Common Stock to be issued as the Merger Consideration will equal 69% of the AMHC voting power, based on the AMHC Common Stock and AMHC preferred stock outstanding immediately after the Effective Time, and the total number of shares of AMHC Common Stock and AMHC preferred stock outstanding immediately prior to the Effective Time will equal 31% of the AMHC voting power based on AMHC Common Stock and AMHC preferred stock outstanding immediately after the Effective Time.

(c)
Cancellation of Shares.  At the Effective Time, the Shares will no longer be outstanding and all Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2 hereof.

(d)
Conversion of Merger Sub Capital Stock.  The 100 shares, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 100 newly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2  Payment.

(a)
Prior to the Effective Time, AMHC shall appoint an exchange agent reasonably acceptable to HOJ (the “Exchange Agent”) to act as the agent for the purpose of delivering the Merger Consideration for the Certificates which immediately prior to the Effective Time represented the Shares.  On and after the Effective Time, AMHC shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, certificates of AMHC Common Stock representing the aggregate Merger Consideration that is issuable in respect of all of the Shares represented by the Certificates (the “Exchange Fund”) in amounts and at the times necessary for such issuance.  If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1(b), AMHC shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional certificates with the Exchange Agent sufficient to make all issuances required under this Agreement, and AMHC and the Surviving Corporation shall in any event be liable for the payment thereof.  The Exchange Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the delivery to former HOJ stockholders of the Merger Consideration.  Promptly before the Effective Time, HOJ shall deliver to AMHC and the Exchange Agent a current and complete stockholder ledger that identifies all of the holders of the Shares as of the Effective Time and the Certificates that HOJ has issued to such holders to represent such Shares.  Promptly after the Effective Time, AMHC shall cause the Exchange Agent to send to each record holder of Shares at the Effective Time AMHC Common Stock representing the Merger Consideration payable to each such holder of Shares.

(b)
Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of HOJ Common Stock represented by a Certificate.  At the Effective Time pursuant to the provisions of this Article 2, each Certificate shall immediately be deemed to have been cancelled without further action by any party.

(c)
No fractional shares of AMHC Common Stock shall be issued.  If the aggregate number of shares of AMHC Common Stock that a holder of HOJ Common Stock is entitled to receive pursuant to Section 2.1(a) is a fractional share, the number of shares of AMHC Common Stock such holder is entitled to receive will be rounded up to the next whole number.

(d)
All Merger Consideration issued upon the conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by a Certificate, and from and after the Effective Time, the stock transfer records of HOJ will be closed and there shall be no further registration of transfers of Shares on the stock transfer books of HOJ or the Surviving Corporation.

(e)
Any portion of the Exchange Fund that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to AMHC, upon demand, and any former holder of Shares shall thereafter look only to AMHC for issuance of the Merger Consideration.  Notwithstanding the foregoing, AMHC shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of AMHC free and clear of any claims or interest of any Person previously entitled thereto.

2.3  Appraisal Rights.  No appraisal rights shall be available to holders of shares of HOJ Common Stock in connection with the Merger unless required by Section 7-113-102 of the CBCA.  To the extent required, any issued and outstanding Shares of HOJ Common Stock held by a Person who objects to the Merger (a “Dissenting Stockholder”) and complies with all the provisions of Section 7-113-101 et seq. of the CBCA concerning the right of holders of HOJ Common Stock to dissent from the Merger and require appraisal of their Shares of HOJ Common Stock (the “Dissenting Shares”) shall not be converted as described in Section 2.1(b) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 7-113-101 et seq. of the CBCA.  If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the CBCA, his or her Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration.  HOJ shall give AMHC prompt notice of any demands for appraisal of Dissenting Shares received by HOJ.

2.4  Withholding Rights.  Each of the Exchange Agent, AMHC, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable tax Law.  To the extent that amounts are so deducted and withheld by the Exchange Agent, AMHC, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, AMHC, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.5       HOJ Options; Warrants; and Other Derivatives.  Any options, warrants, or other rights to acquire Shares of HOJ Common Stock (collectively, “HOJ Rights”) outstanding, if any, shall be assumed by AMHC, applying the Exchange Ratio to such HOJ Rights.

ARTICLE 3
HOJ REPRESENTATIONS AND WARRANTIES

3.1  HOJ Representations and Warranties.  Except as set forth in the correspondingly numbered section of the disclosure letter delivered to AMHC by HOJ on the date of this Agreement (if any), HOJ represents and warrants to AMHC as follows:

(a)	HOJ is a corporation duly organized and validly existing under the laws of the State of Colorado and is in good standing;

(b)	HOJ has no subsidiaries;

(c)	as of the date hereof:

(i)
the authorized capital of HOJ consists of 40,000,000 shares of HOJ common stock, $0.0001 par value per share (the “HOJ Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share.  2,640,000 shares of HOJ Common Stock and no shares of preferred stock in the capital of HOJ are issued and outstanding;

(ii)
HOJ has a warrant issued and outstanding, held by AMHC Managed Services, Inc., exercisable for 1,000,000 shares (the “AMHC Warrant”).  This warrant will terminate or be cancelled at the Effective Time; and

(iii)
HOJ has the following other HOJ Rights outstanding:  warrants issued to Michael Malm to acquire 200,000 Shares, exercisable at $1.00 per Share; and options issued to John Swanson to acquire 25,000 Shares, exercisable at $1.00 (collectively, the “Outstanding HOJ Rights”);

(d)
immediately prior to the Effective Time, up to 2,890,000 shares of HOJ Common Stock, no shares of HOJ preferred stock, the AMHC Warrant and the Outstanding HOJ Rights will be the only HOJ equity securities or rights to acquire HOJ equity securities that are issued and outstanding;

(e)
the HOJ Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of HOJ and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability,  (iii) recommended that the stockholders of HOJ approve and adopt this Agreement and approve the Merger;  and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by HOJ’s stockholders;

(f)
HOJ has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by HOJ and the consummation by HOJ of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HOJ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by written consent in lieu of a meeting by the holders of a majority of the then-outstanding shares of HOJ Common Stock and the filing and recordation of appropriate merger documents as required by the CBCA); this Agreement has been duly and validly executed and delivered by HOJ and, assuming the due authorization, execution and delivery by AMHC and Merger Sub, constitutes a legal, valid and binding obligation of HOJ, enforceable against HOJ in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).  To the knowledge of HOJ, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement;

(g)
neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) violate, conflict with, result in a breach or default of or accelerate the performance required by (A) the articles of incorporation, bylaws or other organizational documents of HOJ, (B) any agreement to which HOJ is a party or bound or to which any of its property or assets is subject, or (C) any Law, rules or regulations to which HOJ or its property or assets is subject or (ii) result in the creation of any mortgage, lien, charge, pledge, security interest, encumbrance, claim or demand on any of HOJ’s assets;

(h)
all consents, approvals, permits, authorizations or filings as may be required to be made or obtained by HOJ for the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been or will, prior to Closing, be made or obtained, as applicable;

(i)
HOJ has conducted and is conducting its business in material compliance with all applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws;

(j)
Except as described in section 3.1(j) of the disclosure letter, there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of HOJ, threatened against HOJ at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“Governmental Authority”), and HOJ is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(k)
management’s financial statements of HOJ as at and for the three months ended March 31, 2012, copies of which have been provided to AMHC and filed with the AMHC proxy statement with the SEC (the “HOJ Financial Statements”), have been prepared in accordance with generally accepted accounting principles consistently applied, are true, correct and complete in all material respects, and present fairly the financial condition of HOJ as at the end of such period;

(l)
HOJ is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of HOJ, no investigation or other proceedings involving HOJ are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

(m)
HOJ does not have any liability or obligation, whether accrued, absolute, contingent or otherwise in excess of $10,000, except as reflected on the HOJ Financial Statements or as incurred in the ordinary course of business;

(n)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of HOJ, threatened against HOJ before any court, regulatory or administrative agency or tribunal;

(o)
HOJ and each of its predecessors-in-interest has filed all federal, state, or local income tax returns required to be filed by it from inception; none of such federal income tax returns have been audited by the Internal Revenue Service; Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial; and all taxes due and payable on or prior to Closing (whether or not required to be shown on a return) have been paid;

(p)	HOJ is not, and as at Closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(q)
Effective March 30, 2012, HOJ acquired all of the assets, and assumed all of the liabilities, of each of Hangover Joe’s, LLC, a Delaware limited liability company, and Hangover Joe’s Joint Venture, a joint venture; HOJ has good and marketable title to all of its material property or assets, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, and no other property rights are necessary for the conduct of the business of HOJ as currently conducted or contemplated to be conducted; and HOJ knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights;

(r)
any and all of the agreements and other documents and instruments pursuant to which HOJ holds its property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and HOJ is not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable Laws of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which HOJ derives an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid;

(s)
HOJ has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried;

(w)
HOJ owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other intellectual property rights reasonably necessary to conduct its business.  To HOJ’s knowledge, none of the intellectual property employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any Person;

(x)	No broker’s or finder’s fee will be incurred or payable by HOJ in connection with the transactions contemplated by this Agreement; and

(y)
No representation or warranty by HOJ in this Agreement or in any document or schedule to be delivered by HOJ pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by HOJ pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of HOJ.

ARTICLE 4
AMHC AND MERGER SUB REPRESENTATIONS AND WARRANTIES

4.1  AMHC Representations and Warranties.  Except as disclosed in the AMHC Documents (but excluding any risk factor disclosures, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or as set forth in the correspondingly numbered section of the disclosure letter delivered to HOJ by AMHC on the date of this Agreement (if any), AMHC and Merger Sub each represent and warrant to HOJ as follows:

(a)	Each of AMHC and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Colorado and:

(i)	AMHC is not in material default of its continuous disclosure obligations under any applicable securities Laws;

(ii)	Each of AMHC and Merger Sub is in good standing; and

(iii)	The shares of AMHC Common Stock are quoted on the NASD Over the Counter Bulletin Board (the “OTCBB”);

(b)	AMHC has four subsidiaries, each of which is wholly-owned except as indicated:

(i)	Accredited Members, Inc.;

(ii)	AMHC Managed Services, Inc.;

(iii)	World Wide Premium Packers, Inc. (AMHC owns approximately 96%); and

(iv)	Merger Sub.

(c)	as of the date hereof:

(i)
the authorized capital of AMHC consists of 150,000,000 shares of AMHC Common Stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.10 per value per share, of which 36,807,801 shares of AMHC Common Stock and 89,168 shares of AMHC preferred stock were issued and outstanding;

(ii)
AMHC has the following derivative securities issued and outstanding:  (ww) 89,168 shares of Series A Convertible Preferred Stock, currently convertible into 713,344 shares of AMHC Common Stock; (xx) 1,550,000 AMHC Common Stock purchase warrants exercisable at various prices ranging from $0.29 per share to $0.40 per share, with the vested portion of the warrants exercisable at various times in each of 2012, 2013 and 2014; (yy) stock options to purchase 1,837,070 shares of AMHC Common Stock at prices ranging from $0.15 per share to $0.80 per share; and (zz) promissory notes that are convertible into approximately 1,735,333 shares of AMHC Common Stock;

(iii)
the authorized capital of Merger Sub consists of 5,000 shares of common stock, $0.001 par value per share, and no shares of preferred stock, of which 100 shares of common stock in the capital of Merger Sub were issued and outstanding; and

(iv)	Merger Sub has no options, warrants or other convertible securities issued or outstanding.

(d)
the AMHC Common Stock issuable pursuant to the Merger will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable common shares of AMHC and will form part of a class of shares that is quoted on the OTCBB at the Effective Time;

(e)
the AMHC Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the Share Issuance are fair to and in the best interests of AMHC and its stockholders, and (ii) approved this Agreement, the Merger and the Share Issuance.  No approval of the AMHC stockholders is required for the Share Issuance except to the extent that such approval is described in any AMHC Document.

(f)
Each of AMHC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by AMHC and Merger Sub and the consummation by AMHC and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of AMHC or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CBCA); this Agreement has been duly and validly executed and delivered by AMHC and Merger Sub and, assuming due authorization, execution and delivery by HOJ, constitutes a legal, valid and binding obligation of each of AMHC and Merger Sub, enforceable against each of AMHC and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(g)
neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) violate, conflict with, result in a breach or default of or accelerate the performance required by (A) the articles of incorporation, bylaws or other organizational documents of AMHC or Merger Sub, (B) any agreement to which AMHC or Merger Sub is a party or bound or to which any of their property or assets is subject, or (C) any Law, rules or regulations to which AMHC, Merger Sub or their property or assets is subject or (ii) result in the creation of any mortgage, lien, charge, pledge, security interest, encumbrance, claim or demand on any of AMHC’s or Merger Sub’s assets;

(h)
all consents, approvals, permits, authorizations or filings as may be required to be made or obtained by AMHC or Merger Sub for the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been or will, prior to Closing, be made or obtained, as applicable;

(i)
AMHC has conducted and is conducting its business in material compliance with all applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws;

(j)
there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of AMHC, threatened against AMHC, at Law or in equity, or by any Governmental Authority, and AMHC is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(k)
the audited financial statements of AMHC for the year ended December 31, 2011, copies of which were included on a Form 10-K that was filed by AMHC with the SEC on March 30, 2012 and the unaudited financial statements of AMHC for the period ended March 31, 2012, copies of which were included on a Form 10-Q that was filed by AMHC with the SEC on May 15, 2012 (collectively, the “AMHC Financial Statements”), have been prepared in accordance with generally accepted accounting principles (except as required to comply with SEC reporting obligations), are true, correct and complete in all material respects and present fairly the financial condition of AMHC as at the end of such periods;

(l)
AMHC is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of AMHC, no investigation or other proceedings involving AMHC which may operate to prevent or restrict trading of any securities of AMHC are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

(m)
AMHC does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements except as incurred in the ordinary course of business;

(n)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of AMHC, threatened against AMHC before any court, regulatory or administrative agency or tribunal;

(o)
AMHC has filed with the securities regulatory authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any schedules included therein, are referred to herein as the “AMHC Documents”).  The AMHC Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over AMHC, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on AMHC.  AMHC has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential;

(p)
AMHC and each of its subsidiaries has filed all federal, state, or local income tax returns required to be filed by it from inception; none of such federal income tax returns have been audited by the Internal Revenue Service; each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial; and all taxes due and payable on or prior to Closing (whether or not required to be shown on a return) have been paid;

(q)	AMHC is not, and as at Closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(r)
AMHC has good and marketable title to all of its material property or assets, to the extent described in the AMHC Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the AMHC Documents, and no other property rights are necessary for the conduct of the business of AMHC as currently conducted or contemplated to be conducted, and AMHC knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the AMHC Documents;

(s)
any and all of the agreements and other documents and instruments pursuant to which AMHC and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of AMHC or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable Laws of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which AMHC or its subsidiaries derive an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid;

(t)
each of AMHC and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried;

(u)	no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of AMHC;

(v)
Merger Sub has not conducted any business prior to the date hereof and has, and at the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and transactions contemplated hereby;

(w)	No broker’s or finder’s fee will be incurred or payable by AMHC or Merger Sub in connection with the transactions contemplated by this Agreement; and

(x)
No representation or warranty by AMHC or Merger Sub in this Agreement or in any document or schedule to be delivered by AMHC or Merger Sub pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by AMHC or Merger Sub pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of AMHC.

ARTICLE 5
ACCESS TO INFORMATION; COVENANTS

5.1  Access to Information.  Each of HOJ and AMHC hereby agree to continue allowing the other party and its agents and advisors, until the closing of the Merger, all reasonable access to their (and their subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

5.2  Approvals.  HOJ and AMHC covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable any required regulatory and stockholder approvals.

5.3  Interim Covenants.  Except as disclosed in the AMHC Documents or as set forth in the correspondingly numbered section of the disclosure letter delivered to HOJ or AMHC, as the case may be, on the date of this Agreement (if any), each of HOJ and AMHC agrees that from the date hereof until completion of the Merger or termination of this Agreement it will:

(a)	operate its business in the ordinary course;

(b)	comply with all requirements which applicable Law may impose on it with respect to the Merger;

(c)
promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any material adverse change in respect of its business, affairs, operations and financial condition, or (iii) of any material breach by it of any covenant or agreement contained herein;

(d)
use best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable Governmental Authorities or regulatory bodies required to be obtained by it to consummate the transactions contemplated hereby;

(e)
cause its current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or grater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)	incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice and with the prior written consent of the other party;

(g)
not alter its authorized capital, or issue in excess of 250,000 shares of HOJ Common Stock or reach any agreement or understanding with any other Person to issue any securities of it without the prior written consent of the other party;

(h)	not amend its Articles of Incorporation or Bylaws;

(i)
not reorganize, amalgamate or merge with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of, or otherwise, any business of any Person or division thereof;

(j)
not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(k)	not incur or become liable upon any indebtedness in respect of the obligation of any other Person;

(l)	not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(m)
not (i) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the HOJ Financial Statements or the AMHC Financial Statements, (ii) grant any waiver of, exercise any option with respect to or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(n)	not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to stockholders;

(o)
not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(p)
not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(q)	cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein.

5.4  AMHC Board.  At Closing, and consistent with all applicable regulatory requirements, AMHC shall take all such action as may be necessary (a) to cause Michael Jaynes and Michael Malm to be appointed to the AMHC Board to serve until the next annual election of directors of AMHC, and (b) to cause David Lavigne to resign from the AMHC Board.

5.5  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of HOJ or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of HOJ or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of HOJ acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and its respective officers and directors shall (i) make promptly such party’s respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby  and (ii) use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using their reasonable best efforts to give or obtain all permits, consents, notices, approvals, authorizations, qualifications and orders of or to Governmental Authorities and parties to contracts with the HOJ or AMHC as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

5.6  Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither the Surviving Corporation, AMHC nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 6
CONDITIONS

6.1  Mutual Conditions.  Completion of the Merger is subject to the fulfilment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set forth in this Article 6.  The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in this Article 6, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

The obligations of HOJ and AMHC to complete the Merger will be subject to the following conditions precedent:

(a)
this Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of HOJ in accordance with the CBCA and HOJ’s Articles of Incorporation and Bylaws;

(b)	AMHC shall have entered into an agreement for the sale of the Subsidiaries to Acquisition Corp., requiring such transaction to close during the 5 Business Days after the Effective Time;

(c)
no provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a material adverse effect on HOJ or a material adverse effect on AMHC;

(d)
the holders of all of the Shares shall have executed subscription agreements in a form to be agreed upon by the parties hereto and provided other information to AMHC that AMHC determines to be reasonably necessary to establish an exemption from all applicable registration requirements under federal and state securities Laws; and

(e)
AMHC shall have entered into replacement options and warrants, to be effective as of the Effective Time, with the holders of the Outstanding HOJ Rights, applying the Exchange Ratio, but subject to the same vesting as set forth in each such instrument issued by HOJ.

6.2  Additional Conditions to the Obligations of AMHC.

AMHC’s obligation to complete the Merger will be subject to the following conditions precedent:

(a)
the representations and warranties of HOJ in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of Closing, and HOJ shall so certify at Closing;

(b)	HOJ shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)	the HOJ Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by HOJ, to permit the completion of the Merger;

(d)
there shall have been no adverse material change in the business and affairs of HOJ, or any event, occurrence or development which would materially and adversely affect the ability of HOJ to complete the Merger; and

(e)	the holders of all of the Shares shall have executed subscription agreements in form satisfactory to AMHC.

6.3  Additional Conditions to the Obligations of HOJ.

HOJ’s obligation to complete the Merger will be subject to the following conditions precedent:

(a)
the representations and warranties of AMHC in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of Closing, and AMHC shall so certify at Closing;

(b)	AMHC shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)	the AMHC Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by AMHC to permit the completion of the Merger; and

(d)
there shall have been no adverse material change in the business and affairs of AMHC, or any event, occurrence, or development which could materially and adversely affect the ability of AMHC to complete the Merger.

ARTICLE 7
TERMINATION

7.1  Termination.  This Agreement may be terminated:

(a)	by the mutual consent of HOJ and AMHC (without the need for any action on the part of their respective stockholders);

(b)	by HOJ if the HOJ stockholders shall not have approved the Merger by the requisite vote by written consent prior to the Closing Date;

(c)
upon notice by one party to the other if the Merger has not been completed by July 31, 2012, except that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any of its obligations has been a cause of, or resulted in, the failure of the Merger to be completed by July 31, 2012; or

(d)
if there shall be passed any Law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining HOJ or AMHC from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal.

7.2      Effects of Termination.  In the event of a termination of this Agreement pursuant to this Article 7, (a) all further obligations of the parties under this Agreement shall terminate, (b) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (c) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article 7 shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto; and provided further, however, that HOJ shall conduct a rescission offer, within 45 days of the termination of this Agreement and in a manner that is reasonably acceptable to AMHC, with respect to all of its 2012 offers and sales of HOJ securities in the event of a termination of this Agreement in accordance with Section 7.1(b), Section 7.1(c) (if notice is provided by AMHC to HOJ in accordance with such section) or Section 7.1(d).

ARTICLE 8
GENERAL

8.1  Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Agreement” has the meaning assigned to it in the Preamble.

“AMHC” has the meaning assigned to it in the Preamble.

“AMHC Board” has the meaning assigned to it in the Recitals.

“AMHC Common Stock” has the meaning assigned to it in the Recitals.

“AMHC Documents” has the meaning assigned to it in Section 4.1(o).

“AMHC Financial Statements” has the meaning assigned to it in Section 4.1(k).

“Articles of Merger” has the meaning assigned to it in Section 1.3.

“Business Day” means Mondays through Fridays, excluding days that are national bank holidays.

“CBCA” has the meaning assigned to it in Section 1.1.

“Certificate” has the meaning assigned to it in Section 2.1(c).

“Closing” has the meaning assigned to it in Section 1.2.

“Code” has the meaning assigned to it in the Recitals.

“Dissenting Shares” has the meaning assigned to it in Section 2.3.

“Dissenting Stockholder” has the meaning assigned to it in Section 2.3.

“Effective Time” has the meaning assigned to it in Section 1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned to it in Section 2.2(a).

“Exchange Fund” has the meaning assigned to it in Section 2.2(a).

“Exchange Ratio” has the meaning assigned to it in Section 2.1(b).

“Governmental Authority” has the meaning assigned to it in Section 3.1(l).

“HOJ” has the meaning assigned to it in the Preamble.

“HOJ Board” has the meaning assigned to it in the Recitals.

“HOJ Common Stock” has the meaning assigned to it in Section 3.1(c)(i).

“HOJ Financial Statements” has the meaning assigned to it in Section 3.1(m).

“HOJ Rights” has the meaning assigned to it in Section 2.5.

“Knowledge” or similar words (including references to such Person knowing about or being aware of a particular matter) means the personal knowledge of the following directors and officers of such Person: the members of the board of directors, chairman of the board, chief executive officer, president, and chief financial officer of such Person.

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Merger” has the meaning assigned to it in Section 1.1.

“Merger Sub” has the meaning assigned to it in the Preamble.

“Merger Consideration” has the meaning assigned to it in Section 2.1(b).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” have the meaning assigned to them in Section 2.1(a).

“Share Issuance” has the meaning assigned to it in the Recitals.

“Surviving Corporation” has the meaning assigned to it in Section 1.1.

“OTCBB” has the meaning assigned to it in Section 4.1(a)(iii).

“Outstanding HOJ Rights” has the meaning assigned to it in Section 3.1(c)(iii).

8.2  Time.  Time is of the essence of this Agreement.

8.3  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado (other than its rules of conflicts of law to the extent that the application of the Laws of another jurisdiction would be required by such rules).

8.4  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.5  Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, that such obligation shall not apply to information which (a) at the time of the disclosure was public knowledge; (b) is required to be disclosed publicly pursuant to any applicable federal or state securities Laws; (c) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); (d) the receiving party had within its possession at the time of disclosure; or (e) is ordered disclosed by a court or Governmental Authority of proper jurisdiction.

8.6  Public Announcements.  Neither AMHC nor HOJ shall make any public announcement concerning the Merger or related negotiations without the other party’s prior written approval, except as may be required by Law or rule of any stock exchange or quotation system.  If such an announcement is required by Law or rule of any stock exchange or quotation system, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its reasonable efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld.

8.7  Interpretation; Construction.

(a)
The  headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the disclosure letter (if any) delivered with this Agreement.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.

(b)
The parties and their respective counsel have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and their respective counsel, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8  Notice.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

If to AMHC or Merger Sub, to:	Accredited Members Holding Corp. 2 North Cascade Avenue, Suite 1400 Colorado Springs, Colorado 80903 Facsimile: (719) 265-5872 Email: dlavigne@accreditedmembers.com Attention: David Lavigne, CFO
with a copy (which will not constitute notice to AMHC or Merger Sub) to:	Sherman & Howard, LLC 633 17th Street, Suite 3000 Denver, CO 80202 Facsimile: 303-298-0940 Email: tkern@shermanhoward.com Attn: Tobin Kern, Esq.
If to HOJ, to:	Hangover Joe’s, Inc. 2 North Cascade Avenue, Suite 1400 Colorado Springs, Colorado 80903 Facsimile: (719) 265-5872 Email: mike@hangoverjoes.com Attention: Michael Jaynes, President
with a copy (which will not constitute notice to HOJ) to:	Burns, Figa & Will, P.C. 6400 S. Fiddlers Green Circle, #1000 Greenwood Village, Colorado 80111 Facsimile: 303-796-2777 Email: tmehringer@bfwlaw.com Attention: Theresa M. Mehringer, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.9  Entire Agreement.  This Agreement and the disclosure letters to be delivered with this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and the disclosure letters (other than an exception expressly set forth as such in the disclosure letters), the statements in the body of this Agreement will control.

8.10  Amendment.  This Agreement may not be amended except by a writing duly signed by the parties hereto.

8.11  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.12  Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of the other parties.  No assignment shall relieve the assigning party of any of its obligations hereunder.

8.13  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.14  Waiver.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

8.15  Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.16  Counterparts; Electronic Signatures.  This Agreement may be signed in one or more counterparts, originally or by facsimile or other electronic transmission, with each such counterpart taken together will form one and the same agreement.  Facsimiles or other electronic transmission of signatures will be given the same effect as originals.

8.16      Attorneys’ Fees.  Each of the parties hereto shall be responsible to pay its respective attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement.  In the event of any action by any party hereto to enforce this Agreement, or any other agreement delivered pursuant hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

8.17      No Tax Advice.  Each party acknowledges that any tax advice express or implicit in the provisions of this Agreement is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on any taxpayer by the Internal Revenue Service.  No party makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other party, and each party expressly disclaims any such representation or warranty with respect to any tax consequences arising under this Agreement.  Each party has relied solely on its own tax advisors with respect to the tax implications of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, HOJ, AMHC and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCREDITED MEMBERS HOLDING CORPORATION

Per:    /s/ David Lavigne
Name:     David Lavigne
Title:       Chief Financial Officer

HANGOVER JOE’S, INC.

Per:    /s/ Michael Jaynes
Name:     Michael Jaynes
Title:       President

AMHC MERGER CORP.

Per:    /s/ David Lavigne
Name:     David Lavigne
Title:       President

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.